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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


                                  JUNE 9, 1994
                                (Date of Report)



                 GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.
             (Exact name of Registrant as specified in its charter)



                                    DELAWARE
                         (State or other jurisdiction)




      0-5256                                               58-1351398
(Commission File No.)                          (IRS Employer Identification No.)



TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS                           60606
  (Address of principal executive offices)                           (Zip code)



                                 (312) 648-5656
               (Registrant's telephone number, include area code)


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ITEM 5.      OTHER EVENTS


             On May 26, 1994, Eagle Industries,Inc. ("Eagle"), a wholly owned subsidiary of Great American Management and Investment, Inc. ("GAMI"), announced that it has entered into a definitive stock purchase agreement with Robbins & Myers, Inc. ("R&M") wherein R&M will acquire the business units of Eagle's The Pfaudler Companies, Inc. ("Pfaudler"), Chemineer, Inc. ("Chemineer") and Eldon Products, Inc. ("Edlon"). The transaction is subject to regulatory clearance under the Hart-Scott-Rodino Antitrust Improvements Act and final approval of Eagle's lenders. A June 30, 1994 closing is anticipated. The sale price is $124.0 million which consists of $74.0 million in cash and $50.0 of R&M subordinated notes. Eagle will also receive stock appreciation rights with respect to 2.0 million shares of R&M stock which could result in a maximum of $34.0 million of additional consideration. There can be no assurance that this transaction will be consummated.


             Pfaudler is a world-wide leader in the manufacture and sale of glass-lined steel storage and reactor vessels for the chemical processing and pharmaceutical industries with manufacturing operations in seven countries. Chemineer is a leading manufacturer of mixing and agitation equipment for the process industries. Edlon designs, fabricates and coats fluropolymer equipment for the process and electronics industries. Combined annual sales for these units are approximately $170.0 million of which 40% are international.


             On June 6, 1994, GAMI announced that is has entered into an agreement (the "Agreement") with substantially all of the pipe claimants in the Madison Management Group, Inc. ("Madison") bankruptcy to acquire $457.0 million of claims against Madison for approximately $24.6 million. The Agreement is not subject to bankruptcy court approval. These claims represent in face amount, approximately 94% of all of the noncontingent claims filed against Madison in its bankruptcy. GAMI had previously reserved amounts to resolve this litigation.
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                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.





                                  GREAT AMERICAN MANAGEMENT AND INVESTMENT, INC.




                                        By:      /s/Norman M. Field
                                                 ____________________________
                                                 Norman M. Field
                                                 Vice President and Treasurer





Dated:  June 9, 1994





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